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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                          VANDERBILT GOLD CORPORATION
              (Exact name of Registrant as specified in its charter)


               DELAWARE                          88-0224117
    (State of incorporation)           (I.R.S. Employer Identification No.)

                      4625 WYNN ROAD, SUITE 103, BLDG. C
                            LAS VEGAS, NEVADA 89103
                    (Address of principal executive offices)

                                ----------------

                             1989 STOCK OPTION PLAN
                            (Full title of the Plans)

                                ----------------


                                 KEITH W. FEGERT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           VANDERBILT GOLD CORPORATION
                         4625 WYNN ROAD, SUITE 103, BLDG. C
                              LAS VEGAS, NEVADA 89103
                                  (702) 362-3152
(Name, address and telephone number, including area code, of agent for service)

                                ----------------

                                    Copy to:

                               David A. Garcia, Esq.
              Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl
                            A Professional Corporation
                        100 West Liberty Street, 10th Floor
                                 Reno, Nevada 89501
                                   (702) 786-7900


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                           CALCULATION OF REGISTRATION FEE
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
                                                                    Proposed           Proposed
                                                  Maximum           Maximum             Maximum         Amount of
                                                Amount to be     Offering Price        Aggregate      Registration
Title of Securities to be Registered            Registered(1)      Per Share         Offering Price        Fee
------------------------------------------------------------------------------------------------------------------------
    1989 STOCK OPTION PLAN

        Common Stock, $0.01 par value. . . .   265,000 Shares       $ 0.08 (2)         $   21,200

        Common Stock, $0.01 par value  . . .   235,000 Shares       $ 0.16 (3)         $   37,600
                                               --------------                          ------------

                TOTAL                          500,000 Shares                          $   58,800           $18


-----------------------
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(3) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average of the bid and ask prices of the Common Stock on September 23, 1997.

                                          2
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                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "COMMISSION") are hereby incorporated by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, each pursuant to Section 13 of the 1934 Act.

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES.  Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.  Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of the Company, as amended, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware General Corporation Law (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which the director derived an improper personal benefit.
The Certificate further provides that if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding, if he had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of a corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the

                                          3
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performance of his duty to the corporation unless and only to the extent that that Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he is entitled to indemnification for reasonable expenses (including attorneys' fees). The indemnification and advancement of expenses provided for, or granted pursuant to, Section 145 is not exclusive of any other rights of indemnification or advancement of expenses, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         The Bylaws of the Company provide that: (i) the Company is required to indemnify its officers and directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company is required to advance expenses to its officers and directors as incurred, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an officer or director may bring suit against the Company if a claim for indemnification is not timely paid; and (iv) the Company may not reroactively amend the Bylaw provision in a way which is adverse to its officers or directors or former officers and directors. Moreover, the Bylaws provide that the Company must maintain insurance to the extent reasonably available, at its expense, to rpotect itself and any director, officer, employee or agent of the Company against any such loss, expense or liability whether or not the Company would have the power to indemnify such person against such loss, expense or liability. Due to the prohibitive cost of such insurance, the Company does not maintain an officers' and directors' liability insurance policy insuring the Company's officers and directors against certain liabilities and expenses insurred by them as such. In addition, the Bylaws of the Company authorize it to enter into indemnification agreements with its directors, officers, employees or agent. Although the Company has no present intention of entering into indemnification agreemtns, it may do so in the future.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

Item 8.  EXHIBITS.

                  4.1   1989 Stock Option Plan, as amended to date.

                  5.1 Opinion of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl.

                 23.1 Consent of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl (included in Exhibit 5.1).

                 23.2   Consent of Independent Auditor (see p. 7).

                 24.1   Powers of Attorney (see p. 6).

---------------

Item 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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            (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               [Signature Page Follows]

                                      SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Vanderbilt Gold Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 26th day of September, 1997.

                                       VANDERBILT GOLD CORPORATION

                                       By: /s/ KEITH W. FEGERT
                                          -------------------------------------
                                          KEITH W. FEGERT
                                          President and Chief Financial Officer


                                  POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith W. Fegert and Howard T. Urband, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                TITLE                               DATE

/s/ Keith W. Fegert               President, Chief Financial Officer,          September 26, 1997
-----------------------------     Financial and Accounting, and Director
KEITH W. FEGERT


/s/ Howard T. Urband              Vice President and Director                  September 26, 1997
-----------------------------
HOWARD T. URBAND


/s/ Tom D. Scott                  Chairman of the Board of Directors           September 26, 1997
-----------------------------
TOM D. SCOTT


/s/ Barry L. Adams                Director                                     September 26, 1997
-----------------------------
BARRY L. ADAMS


/s/ Ted E. Slanker                Director                                     September 26, 1997
-----------------------------
TED E. SLANKER


                                          6
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                       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT



         I consent to the incorporation by reference in the Registration Statement on Form S-8 herein of my report dated April 14, 1997 related to the consolidated Statement of Operations, changes in shareholders' equity and cash flows of Vanderbilt Gold Corporation and subsidiaries for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Vanderbilt Gold Corporation.

Sherman Oaks, California
September 26, 1997
                                       /s/ Keith Rosen
                                       ------------------------------
                                       KEITH ROSEN


                                          7
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                                  INDEX TO EXHIBITS


Exhibit
Number
-------

  4.1    1989 Stock Option Plan, as amended to date.

  5.1    Opinion of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl.

 23.1 Consent of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl (included in Exhibit 5.1).

 23.2    Consent of Independent Auditor (see p. 7).

 24.1    Powers of Attorney (see p. 6).



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